As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPAM Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3536104
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

41 University Drive, Suite 202 Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

EPAM Systems, Inc. 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Edward Rockwell

Senior Vice President, General Counsel and

Corporate Secretary

EPAM Systems, Inc.

41 University Drive, Suite 202

Newtown, Pennsylvania 18940

(Name and Address of Agent For Service)

(267) 759-9000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Veronica M. Wissel, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share EPAM Systems, Inc. 2021 Employee Stock Purchase Plan	900,000	$577.80	$520,020,000	$56,734.18
Total	900,000		$520,020,000	$56,734.18

(1)

Represents the maximum number of shares of common stock, par value $0.001 per share (“Common Stock”), of EPAM Systems, Inc. (the “Company” or the “Registrant”) issuable pursuant to the EPAM Systems, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to awards under the Plans as a result of the antidilution provisions contained therein.

(2)

The registration fee with respect to these shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale price of a share of Common Stock on the NYSE on September 28, 2021.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-34063, are incorporated by reference herein:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on February 25, 2021;

(2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, as filed with the Commission on May 6, 2021 and August 6, 2021, respectively;

(3) The Company’s Current Reports on Form 8-K, as filed with the Commission on each of May  6, 2021, June  10, 2021 and August 5, 2021;

(4) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (1) above;

(5) All other reports filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(6) The description of the Company’s Common Stock contained in Exhibit 4.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on February 25, 2021, including any amendment thereto or report filed for the purpose of updating such description.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s certificate of incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation includes provisions that authorize and require the Company to indemnify its officers and directors to the fullest extent permitted under Delaware law, subject to limited exceptions. The Company has separate indemnification agreements with its directors and executive officers, which require it to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of EPAM Systems, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 10-K, filed on March 30, 2012)

4.2	Amended and Restated Bylaws of EPAM Systems, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on September 15, 2017)

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	EPAM Systems, Inc. Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 10, 2021)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania, on September 30, 2021.

EPAM SYSTEMS, INC.

By:	/s/ Arkadiy Dobkin
	Name:	Arkadiy Dobkin
	Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Jason Peterson and Edward Rockwell, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on September 30, 2021 in the capacities indicated.

SIGNATURE	TITLE

/s/ Arkadiy Dobkin
Arkadiy Dobkin	Chairman, Chief Executive Officer and President

/s/ Jason Peterson
Jason Peterson	Senior Vice President, Chief Financial Officer and Treasurer

/s/ Gary Abrahams
Gary Abrahams	Vice President, Corporate Controller, Chief Accounting Officer

/s/ Eugene Roman
Eugene Roman	Director

/s/ Helen Shan
Helen Shan	Director

/s/ Jill B. Smart
Jill B. Smart	Director

/s/ Karl Robb
Karl Robb	Director

/s/ Richard Michael Mayoras
Richard Michael Mayoras	Director

/s/ Robert E. Segert
Robert E. Segert	Director

/s/ Ronald P. Vargo
Ronald P. Vargo	Director